UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2020

CEDAR FAIR L P
(Exact name of Registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,
Sandusky, Ohio 44870-5259
(Address of principal executive offices) (Zip Code)

(419) 626-0830
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Depositary Units (Representing Limited Partner Interests)	FUN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.
On April 16, 2020, Cedar Fair, L.P. (the "Partnership") issued a news release providing a business update amidst the rapidly evolving coronavirus pandemic (“COVID-19”), which addressed certain preliminary expectations for the Partnership's first quarter of fiscal year 2020. A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), except as expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 14, 2020, the Partnership reduced the base salary of its President and Chief Executive Officer by forty percent (40%) and the base salary of each of its other named executed officers by twenty-five percent (25%). The reductions in salary are effective from April 27, 2020, and the named executive officers’ annualized base salary rates after the reductions are as follows: Richard A. Zimmerman - $510,000; Brian C. Witherow - $399,000; Tim V. Fisher - $450,000; Duffield E. Milkie - $345,000; and Kelley S. Semmelroth - $301,500.

Item 7.01.	Regulation FD Disclosure.
The Partnership’s April 16, 2020 news release provides a business update amidst the rapidly evolving COVID-19 pandemic. A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

This information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act, except as expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.
COVID-19 Response
Since closing its parks in March 2020 in response to COVID-19 health recommendations, the Partnership has taken the following proactive measures to reduce operating expenses and cash outflows:

•	Eliminated nearly all of its seasonal and part-time labor costs until its parks prepare to reopen,

•
Suspended all advertising and marketing expenses, and reduced general and administrative expenses and other park-level operating expenses to better align with the disruption in operations while still remaining in readiness position to reopen parks,

•	Reduced the CEO’s base salary by 40% and the base salaries of all other executives by 25%, effective April 27, 2020,

•	Deferred base salaries for all other salaried employees by 25%, subject to minimum thresholds or other statutory limitations,

•	Reduced scheduled hours for full-time hourly employees by 25% to 30 hours per week, and

•	Suspended cash retainer fees for its Board of Directors until business conditions improve.

To provide incremental liquidity and enhanced financial flexibility, the Partnership has taken proactive steps to reduce its capital spending for calendar year 2020, including the suspension of at least $75-100 million of non-essential capital projects planned for the 2020 and 2021 operating seasons. The Partnership now anticipates spending $85-100 million on capital improvements in calendar year 2020.

In addition, the Board of Directors has determined that it is in the best interests of unitholders for the Partnership to preserve liquidity by suspending the quarterly distribution until operating visibility improves. The Board is committed to reinstituting a quarterly distribution when it is appropriate to do so.

Given the uncertainty around the timing of the parks reopening, and in order to ensure its season pass holders receive a full season of value, the Partnership also recently announced it has paused collections of guest payments on installment purchase products, and that its parks are working with season pass holders to extend their usage privileges into the 2021 season to compensate for lost access to the parks in the current year.

Liquidity Update
As of the end of the first quarter, the Partnership had cash on hand of $26 million and $190 million available under its revolving credit facility, net of $15 million of outstanding letters of credit. Based on the cost-cutting and cash-savings measures taken to date, under a scenario where its parks remain in a state of readiness to reopen for the 2020 season, the Partnership anticipates its average cash burn rate, including operating expenses, capital expenditures and debt facility costs, will be approximately $25-35 million per month. Should the park closures extend later into the year, the Partnership is prepared to activate additional cost-cutting and cash-savings measures. Out of an abundance of caution, at this time, the Partnership is also taking steps to secure additional liquidity and address any potential debt covenant issues, in the event that the COVID-19 crisis continues.

Risk Factor Update
The Partnership is supplementing the risk factors described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 21, 2020 (the “Form 10-K”) with the following risk factors. The information in this report on Form 8-K should be read in conjunction with the risk factors described in the Form 10-K and the information under the “Forward-Looking Statements” in the Form 10-K.

The spread of the novel coronavirus, or COVID-19, intensifies certain risks we face, including those discussed in our Form 10-K, has adversely impacted our business and is expected to continue to adversely impact our business. The ultimate extent to which COVID-19 and measures taken in response will impact our business, including our results of operations and financial condition, cannot be predicted due to the ongoing development and fluidity of the COVID-19 situation and its effects.
On March 13, 2020, we announced the closure of certain parks and the decision to delay the opening of other parks in response to the federal and local recommendations and restrictions to mitigate the spread of COVID-19. Because our parks are our primary sources of net income and operating cash flows, our business and financial results and condition have been, and will continue to be, adversely impacted by these closures, delayed openings and other actions taken to contain or reduce the spread of COVID-19. In addition, we are likely to experience other negative impacts to our business, results of operations and financial condition as a result of COVID-19 that may include: changes in consumer behavior and preferences causing significant volatility or reductions in demand for or interest in our parks, damage to our brand and reputation, increases in operating expenses as we sanitize our parks and implement additional hygiene-related protocols, limitations on our ability to recruit and train employees in sufficient numbers to fully staff our parks, limitations on our employees' ability to work and travel, and significant changes in the economic or political conditions in areas in which we operate. Despite our efforts to manage these impacts, their ultimate effect may be material, and will depend on factors beyond our knowledge or control, including the duration and severity of any such outbreak and actions taken to contain the pandemic spread and mitigate public health effects.

A prolonged closure of our parks and resort properties could materially impact our results, operations and financial condition, which would negatively impact our ability to remain in compliance with our debt covenants.
Our parks are the primary sources of net income and operating cash flows which we rely upon to remain in compliance with debt covenants under our senior secured credit agreement (the “Amended 2017 Credit Agreement”) and under our senior notes due in 2024, 2027 and 2029 (the “Notes”) and to meet our obligations when due. As noted above, due to the COVID-19 pandemic, operations at our parks and resort properties have been temporarily closed and there is uncertainty as to when we will be able to reopen them. Because we operate in several different jurisdictions, we may be able to reopen some, but not all, of our parks within a certain time frame. Although we believe we have sufficient resources to fund our temporarily idled operations for a period of time that lasts beyond the currently mandated closure periods, we have no control over and cannot predict the length of the closure of our parks due to the pandemic. If we are unable to generate revenues from our parks due to a prolonged period of closure or experience significant declines in business volumes upon reopening, this would negatively impact our ability to remain in compliance with our debt covenants and meet our payment obligations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	News Release of Cedar Fair, L.P. dated April 16, 2020 (furnished herewith)
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

Date:	April 16, 2020	By:	/s/ Brian C. Witherow
Brian C. Witherow Executive Vice President and Chief Financial Officer